Exhibit 99.3

Unaudited pro forma condensed consolidated financial information

The following unaudited pro forma condensed consolidated financial information is based on the combined historical consolidated financial information of MTS Systems Corporation (“MTS”) and PCB Group, Inc. (“PCB”) and their respective subsidiaries. The unaudited pro forma condensed consolidated statements of income gives effect to (i) the acquisition of PCB through a merger of Nickel Merger Sub Inc., a newly formed wholly owned subsidiary of MTS (“Merger Sub”), with and into PCB (the “Merger”), with PCB being the surviving corporation in the Merger and becoming a wholly owned subsidiary of MTS, and (ii) financing transactions consisting of (A) a senior secured revolving credit facility of up to $100.0 million (the “New Revolving Credit Facility”), (B) a term loan B facility of up to $490.0 million (the “New Term Loan Facility” and together with the New Revolving Credit Facility, the “New Senior Secured Credit Facilities”), (C) a registered offering of 1,897,500 shares of MTS’s common stock (the “Common Stock Offering”), and (D) a registered offering of 1,150,000 of MTS’s 8.75% tangible equity units (the “Tangible Equity Units Offering” and together with the New Senior Secured Credit Facilities and the Common Stock Offering, the “Financing Transactions”), as if they had been completed on September 28, 2014, the first day of our most recent fiscal year presented, and the unaudited pro forma condensed consolidated balance sheet gives effect to the Merger and the Financing Transactions as if they had been completed on April 2, 2016, the latest interim balance sheet date.  See “Notes to Unaudited Pro Forma Condensed Consolidated Financial Information” below.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the Merger been completed as of September 28, 2014 and does not intend to project the future financial results of MTS after the Merger. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what MTS’s financial condition would have been had the transactions closed on April 2, 2016, or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable, directly attributable to the transactions, factually supportable and do not reflect the cost of any integration activities or the benefits from the Merger and synergies that may be derived from any integration activities.

MTS’s 2015 pro forma fiscal year ended on October 3, 2015, while PCB’s 2015 year ended on December 31, 2015. The unaudited condensed consolidated balance sheet is derived from the unaudited consolidated balance sheet of MTS as of April 2, 2016, and the unaudited consolidated balance sheet of PCB as of March 31, 2016. The full-year unaudited pro forma condensed consolidated statement of income for fiscal year 2015 combines the audited consolidated statement of income for MTS for the fiscal year ended October 3, 2015 and the audited consolidated statement of income of PCB for the year ended December 31, 2015. The unaudited pro forma condensed consolidated statement of income for the six months ended April 2, 2016 combines the unaudited consolidated statement of income of MTS for the six months ended April 2, 2016 and the unaudited consolidated statement of income of PCB for the six months ended March 31, 2016. The unaudited consolidated statement of income of PCB for the six months ended March 31, 2016 was determined by adding PCB’s unaudited consolidated statement of income for the three months ended December 31, 2015 (PCB’s fourth quarter of 2015) to the unaudited consolidated statement of income for the three months ended March 31, 2016 (PCB’s first quarter of 2016).

The unaudited pro forma condensed consolidated financial statements have been prepared using the acquisition method of accounting under Generally Accepted Accounting Principles in the United States (“GAAP”), with MTS considered the acquirer of PCB. Accordingly, consideration given by MTS to acquire PCB will be allocated to the assets and liabilities of PCB based on their estimated fair values as of the date of completion of the Merger. Any excess of the consideration over the fair value of assets acquired and liabilities assumed will be allocated to goodwill. MTS has not completed the detailed valuation studies necessary to arrive at the required determination of the fair value of the PCB assets to be acquired and the liabilities to be assumed, and the related allocations of purchase price, nor has it identified all adjustments necessary to conform PCB’s accounting policies to MTS’s accounting policies. The accounting for the Merger is dependent upon certain valuations that are provisional and are subject to change. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements. Differences between these preliminary estimates and the final acquisition accounting or conforming accounting adjustments may occur and these differences could be material. The differences, if any, could have a material impact on the summary unaudited pro forma condensed consolidated financial information presented below and MTS’s future results of operations and financial position. MTS estimated the fair value of PCB’s assets and liabilities based on discussions with PCB’s management, preliminary valuation studies and due diligence.

The unaudited pro forma condensed combined consolidated financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, as such expenses are accounted for as an expense in the period in which the costs are incurred. Significant liabilities and related costs may ultimately be recorded for employee severance and costs associated with other integration activities.

The unaudited pro forma condensed consolidated financial information has been developed from, and should be read in conjunction with, the following financial information in accordance with GAAP:

•                  the accompanying notes to the unaudited pro forma condensed consolidated financial information;

•                  MTS’s audited consolidated financial statements as of and for the fiscal year ended October 3, 2015, included in MTS’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2015;

•                  MTS’s unaudited consolidated financial statements as of and for the six months ended April 2, 2016, included in MTS’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2016;

•                  PCB’s audited consolidated financial statements as of and for the year ended December 31, 2015, included as Exhibit 99.1 to the Current Report on Form 8-K/A to which this Exhibit 99.3 is attached; and

•                  PCB’s unaudited consolidated financial statements as of and for the three months ended March 31, 2016, included as Exhibit 99.2 to the Current Report on Form 8-K/A to which this Exhibit 99.3 is attached.

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial information.

Unaudited pro forma condensed combined statement of income

For the six months ended April 2, 2016

(in thousands, except per share data)

	Historical MTS	Historical PCB(1)	Pro forma Adjustments		Pro forma combined
Total revenue	$277,599	$88,385	$—		$365,984
Total cost of sales	179,944	43,910	—		223,854
Gross profit	97,655	44,475	—		142,130
Operating expenses
Selling and marketing, general and administrative	68,637	32,631	4,733	(f),(l)	106,001
Research and development	11,046	—	288	(f),(l)	11,334
Total operating expenses	79,683	32,631	5,021		117,335
Income from operations	17,972	11,844	(5,021)		24,795
Interest income (expense), net	(458)	—	(14,462	)(g)	(14,920)
Other income (expense), net	(203)	(328)	—		(531)
Income before income taxes	17,311	11,516	(19,483)		9,344
Provision for income taxes	2,539	1,014	(4,501	)(h)	(948)
Net Income	14,772	10,502	(14,982)		10,292
Earnings per share
Basic
Earnings per share	$1.00				$0.54
Weighted average common shares outstanding	14,808		4,179	(k)	18,987
Diluted
Earnings per share	$0.99				$0.54
Weighted average common shares outstanding	14,925		4,179	(k)	19,104

(1)                                 The pro forma statement of income of PCB for the six month interim period ended April 2, 2016 was derived by adding the three month period ended December 31, 2015 and March 31, 2016. Due to the different fiscal year ends, the pro forma statement of income for the three month period ended December 31, 2015 was also included in the pro forma statement of income for PCB for the fiscal year ended October 3, 2015. Summarized operating information about the duplicated quarter is as follows (in thousands):

Total revenue	$45,140
Gross profit	$22,260
Net income	$3,582

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information

Unaudited pro forma condensed combined statement of income

For the fiscal year ended October 3, 2015

(in thousands, except per share data)

	Historical MTS	Historical PCB	Pro forma Adjustments		Pro forma combined
Total revenue	$563,934	$179,661	$—		$743,595
Total cost of sales	344,321	87,675	—		431,996
Gross profit	219,613	91,986	—		311,599
Operating expenses
Selling and marketing, general and administrative	134,412	60,962	12,168	(f),(l)	207,542
Research and development	23,705	—	577	(f),(l)	24,282
Total operating expenses	158,117	60,962	12,745		231,824
Income from operations	61,496	31,024	(12,745)		79,775
Interest income (expense), net	(795)	(9)	(29,718	)(g)	(30,522)
Other income (expense), net	(1,529)	618	—		(911)
Income before income taxes	59,172	31,633	(42,463)		48,342
Provision for income taxes	13,710	1,622	(6,314	)(h)	9,018
Net Income	45,462	30,011	(36,149)		39,324
Earnings per share
Basic
Earnings per share	$3.03				$2.05
Weighted average common shares outstanding	14,984		4,179	(k)	19,163
Diluted
Earnings per share	$3.00				$2.04
Weighted average common shares outstanding	15,142		4,179	(k)	19,321

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information

Unaudited pro forma condensed combined balance sheet

April 2, 2016

(in thousands, except per share amounts)

	Historical MTS	Historical PCB	Pro forma Adjustments		Pro forma combined
Assets
Current assets
Cash and cash equivalents	$63,347	$11,774	$(2,835	)(a),(b),(c),(d),(e),(i),(j),(m)	$72,286
Accounts receivable, net	96,193	22,488	—		118,681
Unbilled accounts receivable	73,924	—	—		73,924
Inventories	95,988	41,875	12,100	(a)	149,963
Deferred income taxes	14,863	61	1,436	(q)	16,360
Other current assets	17,920	2,898	—		20,818
Total current assets	362,235	79,096	10,701		452,032
Property and equipment, net	82,586	12,649	—		95,235
Goodwill	26,917	9,316	349,443	(a)	385,676
Intangible assets, net	20,583	—	233,700	(a),(l)	254,283
Other assets	6,057	2,320	1,787	(e)	10,164
Total assets	$498,378	$103,381	$595,631		$1,197,390
Liabilities, redeemable interest and shareholders’ equity
Current liabilities
Short-term borrowings	$21,387	$2,000	$(1,240	)(a),(b),(c),(e),(i),(j),(n)	$22,147
Accounts payable	37,311	6,029	—		43,340
Advance payments from customers	98,393	—	—		98,393
Other accrued liabilities	59,782	11,036	—		70,818
Total current liabilities	216,873	19,065	(1,240)		234,698
Long-term debt, less current maturities	—	2,000	443,303	(a),(b)	445,303
Other long-term liabilities	29,304	551	93,122	(a),(h),(o)	122,977
Total liabilities	246,177	21,616	535,185		802,978
Redeemable interest	—	2,825	(2,825	)(a)	—
Shareholders’ equity
Common stock, $0.25 par; 64,000 shares authorized:
14,728 and 14,932 shares issued and outstanding as of April 2, 2016 and October 3, 2015, respectively	3,682	—	474	(i),(p)	4,156
Additional paid-in capital	—	—	150,402	(a),(b),(i),(j),(p)	150,402
Members equity	—	78,940	(78,940	)(a)	—
Retained earnings	253,868	—	(8,665)		245,203
Accumulated other comprehensive income (loss)	(5,349)	—	—		(5,349)
Total shareholders’ equity	252,201	78,940	63,271		394,412
Total liabilities, redeemable interest and shareholders’ equity	$498,378	$103,381	$595,631		$1,197,390

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information

Notes to unaudited pro forma condensed consolidated financial information

Note 1.         Description of the transaction

MTS and Merger Sub entered into the Agreement and Plan of Merger (“Merger Agreement”), dated as of April 5, 2016, with PCB and the other parties thereto, pursuant to which PCB became a wholly owned subsidiary of MTS upon closing of the Merger on July 5, 2016.

We funded the aggregate consideration for the Merger in the amount of $580.0 million, subject to certain adjustments for cash, indebtedness, transaction costs and the level of net working capital at closing (collectively, the “Merger Consideration”), through a combination of the Financing Transactions.

We obtained the financing commitment to provide to us New Senior Secured Credit Facilities in an aggregate principal amount of up to $740.0 million, consisting of a $390.0 million term loan B facility, a $100.0 million New Revolving Credit Facility (which will replace our existing revolving credit facility) and a $250.0 million bridge facility. The obligations of the lenders to provide this debt financing was subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation.

Our obligation to consummate the Merger was not subject to a financing condition.

Note 2.         Basis of pro forma presentation

These unaudited pro forma condensed consolidated financial statements (the “Statements”) have been derived from the historical condensed consolidated financial statements of MTS and PCB that are included as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K/A. Certain financial statement line items included in the PCB historical presentation have been disaggregated or condensed to conform to corresponding financial statement line items included in our historical presentation.

The Merger is reflected in the Statements as an acquisition of PCB by MTS using the acquisition method of accounting, in accordance with business combination accounting guidance under GAAP. Under these accounting standards, the total Merger Consideration is described in Note 3 to these Statements, and the assets acquired and the liabilities assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, we have applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions in connection with the Merger, including historical and current market data. The final Merger Consideration allocation will be determined after the completion of the Merger, and the final allocation may differ materially from those presented herein.

Note 3.         Adjustments to unaudited pro forma condensed consolidated financial information

Pro forma adjustments are necessary to reflect the estimated Merger Consideration, to adjust amounts related to PCB’s assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the Merger, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Merger, and to reflect the income tax effects related to the pro forma adjustments. There were no inter-company transactions between MTS and PCB reflected.

The accompanying Statements have been prepared as if the Merger was completed on April 2, 2016 for balance sheet purposes and September 28, 2014 for statement of income purposes, and reflect the following adjustments:

(a)           Records the preliminary allocation of Merger Consideration and the elimination of PCB’s equity.

The Merger Consideration of approximately $580.0 million was funded entirely through cash consideration.

The preliminary allocation of the Merger Consideration to the fair values of assets to be acquired and liabilities to be assumed in the Merger includes unaudited pro forma adjustments to reflect the estimated fair values of PCB’s assets and liabilities at the completion of the Merger. The preliminary allocation of the Merger Consideration is as follows (in thousands):

Current assets(1)	$79,422
Property and equipment(2)	12,649
Goodwill	358,759
Intangible assets:
Amortizable intangible assets	198,000
Indefinite-lived intangible assets	35,700
Other long-term assets	2,108
Current liabilities	(17,065)
Deferred income taxes(3)	(89,341)
Other long-term liabilities(4)	(232)
Total consideration	$580,000

(1)           Reflects an adjustment of $12.1 million to record the historical PCB inventories to estimated fair value. This inventory adjustment is expected to be recognized in cost of sales in the first two quarters following consummation of the Merger. We expect this step-up in basis and amortization of this amount to have a negative effect on margin. This also reflects historical PCB value of $22.5 million in accounts receivable, $41.9 million in inventories, and $2.9 million in other current assets.

(2)           We believe that the carrying value of property and equipment approximates fair value. Additionally, we reviewed PCB’s policies regarding its useful lives and determined that those policies were reasonable. Therefore, no adjustments have been made to historical depreciation.

(3)           Amount includes the addition of approximately $85.0 million of deferred tax liabilities related to amortizable intangible assets acquired.

(4)           Amount includes the elimination of $0.3 million in contingent consideration.

The preliminary Merger Consideration allocation for PCB is subject to revision as more detailed analysis is completed and additional information on the fair values of PCB’s assets and liabilities become available. Any change in the fair value of the assets and liabilities of PCB will change the amount of the Merger Consideration allocable to goodwill. The final Merger Consideration allocation may differ materially from the allocation presented above.

We have made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the Merger. The final determination of the Merger Consideration allocation is anticipated to be completed as soon as practicable after completion of the Merger. We anticipate that the valuations of the acquired assets and liabilities will include, but not be limited to, fixed assets, inventory, developed technology, trade names, customer relationships, and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final amounts allocated to assets acquired and liabilities assumed in the Merger could differ materially from the preliminary amounts presented in these Statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Merger from those preliminary valuations presented in these Statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Merger. In addition, if the value of the acquired assets is higher than the preliminary estimate, it may result in higher amortization and depreciation expense than is presented in these Statements.

(b)           Reflects the incurrence of $460.0 million of debt to fund the Merger and repay certain of our existing debt and fund debt issuance costs. The total adjustment for the long-term debt relates to the issuance of $443.6 million of net debt related to the New Senior Secured Credit Facilities (less financing fees), the issuance of the $18.0 million of the net debt portion of the 8.75% tangible equity units (less financing fees) and the reduction of PCB historical debt of $2.0 million that was paid prior to the consummation of the Merger. A detailed estimate of the sources and uses of cash associated with the Merger are as follows (in thousands):

Sources:
New Senior Credit Facilities	$460,000
Common Stock Offering	79,695
Tangible Equity Units Offering—Equity	87,614
Tangible Equity Units Offering—Debt	27,386
Total Sources	$654,695
Uses:
Merger Consideration	$580,000
Cash payments related to refinancing and debt repayments:
Repayment of the existing revolving credit facility	21,387
Estimated fees and expenses of the Transactions	23,404
Financing fees(1)	20,965
Excess cash to the balance sheet	8,939
Total Uses	$654,695

(1)                                 Financing fees will be capitalized as deferred loan costs and amortized over seven years.

(c)           Reflects the pay down of our former senior secured revolving credit facility (in thousands):

Bank line of credit, monthly U.S. LIBOR based	$10,000
Bank line of credit, monthly EURO LIBOR based	11,387
Total short-term borrowings	$21,387

As of July 2, 2016, MTS had no outstanding borrowings under its former revolving credit facility, excluding $43.5 million deposited in an escrow amount to secure the termination fee in connection with the Merger. MTS utilized a portion of net proceeds from the Common Stock Offering and the Tangible Equity Units Offering to repay all amounts outstanding under its former revolving credit facility.

(d)           Reflects estimated transaction fees paid to third parties related to the Merger, including $1.3 million of acquisition-related expenses through April 2, 2016 incurred as part of the Merger Agreement. An additional estimated $13.9 million in related fees have been reflected as a reduction in cash as part of the transaction.

(e)           Reflects debt issuance costs of $2.0 million incurred as a result of the revolving credit facility. All other debt issuance costs are netted against their respective portion of the debt.

(f)            Reflects additional amortization expense of identifiable, definite-lived intangible assets related to the estimated fair value of such identifiable intangible assets held by PCB at the time of the Merger. Intangible assets will principally relate to customer relationships and trade names and are expected to have a useful life of approximately three to 16 years.

(g)           Reflects interest expense based upon the assumed debt structure following the Merger closing. Interest costs represent a blended rate for the New Senior Secured Credit Facilities based on the committed rates and an assumed rate for the amortizing note component of the 8.75% tangible equity units.

	Six months ended April 2, 2016	Fiscal year ended October 3, 2015
Amortization of debt issuance costs	$1,500	$3,000
Interest costs	13,548	27,922
Less: Historical expense
MTS	(585)	(1,205)
Net interest expense adjustment	$14,463	$29,717

(h)           To reflect the income tax effects, assuming MTS and PCB were combined companies for the periods presented and filed as a U.S. federal tax consolidated group. The main pro forma income tax effects are: (1) income tax effects on historic PCB domestic income as if it were a Subchapter C Corporation under the Internal Revenue Code for the periods presented; (2) the tax effect of the pro forma statements of earnings adjustments using a combined statutory and federal rate of 36.35% for both the pro forma unaudited condensed combined statement of income for the six months ended April 2, 2016 and for the year ended October 3, 2015; and (3) to the extent applicable, any modification to permanent tax items, credits and/or state tax rate of MTS caused by the consolidation of the two groups. Prior to the Merger, the PCB domestic parent was a Subchapter S Corporation for U.S. federal and most states income tax purposes, which historically resulted in PCB recording little to no domestic current or deferred income taxes. Upon acquisition by MTS, PCB has reverted back to a fully taxable Subchapter C Corporation and became an immediate member of the MTS tax consolidated group.

(i)            Reflects the issuance of $79.7 million worth of shares of our common stock in the Common Stock Offering, including the exercise by the underwriters of their option to purchase additional shares in the Common Stock Offering in full. We issued an aggregate of 1,897,500 shares of common stock in the Common Stock Offering, resulting in net proceeds of $74.3 million.

(j)            Reflects the issuance of an aggregate of 1,150,000 of our 8.75% tangible equity units in the Tangible Equity Units Offering at a stated amount of $100 per tangible equity unit, resulting in estimated net proceeds of $110.9 million, including the exercise by the underwriters of their option to purchase additional tangible equity units in the Tangible Equity Units Offering in full.

(k)           The issuance of common stock in the Common Stock Offering resulted in a 1,897,500 share increase to pro forma basic and diluted shares for both the year ended October 3, 2015 and the six months ended April 2, 2016. Based on the minimum settlement rate for the stock purchase contract component of the 8.75% tangible equity units of 1.9841 shares of the common stock per purchase contract, the issuance of 1,150,000 tangible equity units results in a 2,281,715 share increase to pro forma basic and diluted weighted average shares outstanding for both the year ended October 3, 2015 and the six months ended April 2, 2016.

(l)            Reflects the incremental amortization based on the preliminary fair values of the intangibles assets acquired as follows:

	Intangible assets	Estimated useful lives (yrs)(1)	Pro forma amortization
Customer relationships	$179,600	16	$11,225
Tradenames—Definite Lived	1,100	3	367
Tradenames—Indefinite Lived	35,700	—	—
Developed Technology	17,300	15	1,153
	$233,700		$12,745

(1)                                 Any change in these valuation lives will result in an increase or decrease in amortization expense.

(m)          Reflects the $9.0 million of excess cash to the balance sheet less the following (in thousands):

Net cash outflows
Payment of purchase price	$(580,000)
Extinguish PCB redeemable interest	(2,825)
Extinguish PCB cash and debt	(8,949)
Terminate MTS revolving credit facility	(21,387)
Debt issuance costs	(20,965)
Fee for capped call transactions	(7,935)
Other transaction fees	(6,000)
Total outflows	$(648,061)
Net cash inflows
New debt issuance	$460,000
Net proceeds from tangible equity units(1)	110,926
Net proceeds from common stock(1)	74,300
Total inflows	$645,226
Total adjustments	$(2,835)

(1)           Net of underwriting discounts and offering expenses paid by us: $4.1 million and $5.4 million for the Tangible Equity Units Offering and the Common Stock Offering, respectively, and includes the exercise of the underwriters’ options to purchase additional securities in connection therewith. Net proceeds from the Common Stock Offering based on the public offering price of $42.00 per share.

(n)           Reflects an aggregate decrease in short term borrowings from the repayment of our former senior secured revolving credit facility, the short-term borrowings of PCB and the aggregate increase for the short term portion of our New Senior Secured Credit Facilities and debt portion of the 8.75% tangible equity units.

(o)           Reflects the long term deferred tax liability of $93.4 million for the recording of amortizable intangible assets and debt issuance costs; the reduction of $0.3 million of contingent consideration that was paid prior the consummation of the Merger.

(p)           To record the proceeds from the issuance of common stock of $74.3 million and the equity portion of the 8.75% tangible equity units of $84.5 million, net of issuance costs. In addition, this includes $7.9 million of costs related to the capped call transactions.

(q)           Reflects the current deferred tax liability of $4.4 million for the inventory fair market value step up and the initial PCB deferred tax assets for the historical book to tax basis adjustment of $5.8 million.